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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                          NOTIFICATION OF LATE FILING

                                               Commission File Number:

(Check One): [ ] Form 10-K    [ ] Form 20-F    [ ] Form 11-K    [ ] Form 10-Q
             [x] Form N-SAR
             [x] For Period Ended: May 31, 2003

             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended:

PART I - REGISTRANT INFORMATION

Full name of Registrant:                    Mercantile Funds, Inc.

Address of Principal Executive Office:      Two Hopkins Plaza

City, State and Zip Code:                   Baltimore, MD 21201

PART II - RULES 12B-25(B) AND (C)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12B-25(B), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [x] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12B-25 (c) has been attached if applicable.

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PART III - NARRATIVE

All information required to be included in the Form NSAR is not currently available and the Form NSAR is still being reviewed.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

            Bonnie Railey               (410)                    209-4557
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              (Name)                 (Area Code)            (Telephone Number)

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(2)  Have all other period reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If answer is no, identify report(s).

                                                                [x] Yes   [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion thereof?

                                                                [ ] Yes   [x] No

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                             Mercantile Funds, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

DATE  July 30, 2003                       /s/ Bonnie Railey
      -----------------                   -------------------------
                                          Treasurer

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